UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued by Blockbuster Inc. (“Blockbuster”) on May 2, 2005.

BLOCKBUSTER URGES ELECTION OF INCUMBENT BOARD MEMBERS

DALLAS, May 2, 2005 –The Blockbuster Board of Directors today sent a letter to all Blockbuster shareholders urging the election of the Company’s incumbent board members. A copy of the Board of Directors’ letter is attached in its entirety.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

###

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Senior Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863
or
Angelika Torres
Director, Investor Relations
(214) 854-4279

BLOCKBUSTER INC.

May 2, 2005

Dear Blockbuster Shareholder:

This Is Not A No-Risk Vote!

In meetings with shareholders, Blockbuster management has heard that some shareholders believe electing Mr. Icahn and his nominees to the Board may be a way for investors to hedge their bets and, therefore, is a low-risk proposition. This is absolutely not the case. We believe the risks are substantial and that to elect Mr. Icahn and his slate would negatively affect our company, our customers, our employees, our franchisees, and ultimately, shareholder value.

This Vote Is A Referendum On The Future Of Blockbuster.

Last week Mr. Antioco stated that he believed the vote at the company’s 2005 annual meeting would be a referendum on the company’s strategy, this management team and the future of Blockbuster. Mr. Antioco also emphasized his desire to continue to lead Blockbuster.

We firmly believe that a change in management or strategy is unnecessary as well as unwise. The challenges facing the video rental industry are significant and well known. We don’t believe there are quick fixes or easy solutions. However, this Board and our management team have shown themselves able to adapt to the challenges of this marketplace. They have a strategy that’s working, a plan for the future and have acted – and will continue to act – aggressively with necessary changes to our business model.

Mr. Icahn’s “Idea-Of-The-Day”

Mr. Icahn’s conflicting and confusing statements about his intentions for Blockbuster make it difficult to decipher what his plan for the company is or even if he has one.

“I believe much of the cash flow of Blockbuster should be returned as a dividend.”

Carl Icahn, proxy solicitation materials, April 7, 2005

“Billionaire financier Carl Icahn…said the company should put itself up for sale…”

Reuters, April 19, 2005

“Billionaire financier Carl Icahn…said he is interested in turning around the video chain as a longer-term investment…”

Reuters, April 29, 2005

Compare Mr. Icahn’s unworkable solutions and “idea-of-the-day” approach with the current Board’s well-planned and well-communicated strategy. Designed to revitalize the company’s core rental business while creating alternative revenue sources, our strategy is working as evidenced by the positive growth in our active membership for the first time in nearly two years. We believe if our strategy is allowed to continue and to succeed, it will enhance Blockbuster’s value for all shareholders.

In fact, we believe the best prospects for realizing meaningful value for shareholders — short- or long-term, sale of Blockbuster or otherwise — will be through the continued implementation and successful completion of our current strategy.

We Are Expanding Blockbuster’s Board In The Appropriate Manner.

Since Blockbuster became a fully public company in October 2004, we have added three independent directors in addition to the three independent directors we already had. This was accomplished through an appropriate search and selection process. We want to continue to add outside directors and are open to suggestions from our shareholders. However, Mr. Icahn is attempting to subvert this process and place his own handpicked slate of directors on the Blockbuster Board.

We believe there is an enormous risk to voting for Carl Icahn’s slate in place of John Antioco, Blockbuster Chairman and CEO; Peter Bassi, a seasoned retail executive with multi-national experience; and Linda Griego, a long-term Blockbuster director. We believe Mr. Icahn’s slate, if elected, would install a disruptive faction on the Board just at the moment when total focus on the execution of the company’s strategy is critical to developing shareholder value, both short- and long-term.

The Choice Is Clear.

In 1997 and 1998 Blockbuster’s current leadership completed a successful turnaround of the company. Since 1999, in the face of challenging industry conditions, this same management team has grown revenue and gross profit at compound annual rates of 6.3% and 6.0% respectively. Additionally, over the same time period, this team has generated $1.5 billion in free cash flow, as reconciled on the attachment.

More recently, as the industry has evolved, current management has moved aggressively to transform Blockbuster by reinvigorating the core rental business and developing alternative revenue streams.

In contrast, we believe Mr. Icahn and his directors have no stated strategy, no intention of running the company, no relevant retail experience and no track record of having accomplished anything at Blockbuster.

Vote The White Proxy Today!

We strongly encourage you to support your management team and Board. Please vote your WHITE proxy form today and mail it using the enclosed postage-paid envelope, even if you previously have signed and sent in one or more WHITE forms. Only your latest dated proxy form will be counted. Thank you for your continued support.

Sincerely,

THE BLOCKBUSTER BOARD OF DIRECTORS

Important!

1.      Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy form. Please vote each WHITE proxy form you receive since each account must be voted separately. Only your latest dated proxy counts.

2.      We urge you NOT to sign any gold proxy form sent to you by Mr. Icahn, not even as a vote of protest.

3.      If you have sent a gold proxy form to Mr. Icahn, you have every right to change your vote. You may revoke that proxy and vote as recommended by Blockbuster by signing, dating and mailing the enclosed WHITE proxy form in the postage-paid envelope provided.

If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO. at (800) 607-0088.

Shareholders of Blockbuster are urged to read Blockbuster’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding Blockbuster’s Annual Meeting to be held on May 11, 2005. Shareholders of Blockbuster and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by Blockbuster with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free at (800) 607-0088.

This letter to shareholders contains forward-looking statements, some of which are made in response to proxy solicitation materials filed by Carl C. Icahn and certain of his affiliates and associates (collectively, the “Icahn Group”). Specific forward-looking statements include, without limitation, statements relating to (i) Blockbuster’s overall strategies and the significance to Blockbuster of continuing these strategies; and (ii) the anticipated negative impacts on Blockbuster if the proposals and requests of Mr. Icahn and the Icahn Group were to be implemented, including the impact on the company itself, its customers, its employees, its franchisees and shareholder value. Blockbuster’s forward-looking statements are based on management’s and the Blockbuster Board’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include among other things: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late Fees” program and its online initiatives, and the related impact of competitor pricing and product and service offerings; (ii) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (iii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control operating expenses; (iv) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (v) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (vi) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Year Ended December 31,
	2004	2003	2002	2001	2000
		Restated	Restated	Restated	Restated
Cash provided by operations	$1,215.4	$1,430.3	$1,462.3	$1,413.4	$1,343.9

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(798.4)	(836.6)	(1,060.9)	(859.4)	(810.0)
Capital expenditures	(289.1)	(191.0)	(151.7)	(111.6)	(244.6)

Free cash flow	$127.9	$402.7	$249.7	$442.4	$289.3

The following table provides a reconciliation of net loss to free cash flow:

	Year Ended December 31,
	2004	2003	2002	2001	2000
		Restated	Restated	Restated	Restated
Net loss	$(1,248.8)	$(978.7)	$(1,621.1)	$(238.8)	$(81.1)

Adjustments to reconcile net loss to free cash flow:
Depreciation and amortization of intangibles	249.7	268.4	240.8	435.8	451.4
Non-cash charges	—	—	—	345.4	31.6
Impairment of goodwill and other long-lived assets	1,504.4	1,304.9	—	—	—
Capital expenditures	(289.1)	(191.0)	(151.7)	(111.6)	(244.6)
Rental library purchases, net of rental amortization	(50.4)	118.2	(36.6)	18.9	(74.4)
Non-cash share-based compensation expense	17.0	—	—	—	—
Excess tax benefit from share-based compensation	(5.1)	—	—	—	—
Changes in working capital	44.5	(50.0)	(17.0)	96.3	78.3
Cumulative effect of change in accounting principle, net of tax	—	4.4	1,817.0	—	—
Changes in deferred taxes and other	(94.3)	(73.5)	18.3	(103.6)	128.1

Free cash flow	$127.9	$402.7	$249.7	$442.4	$289.3